FORM 3
      U.S. SECURITIES AND EXCHANGE COMMISSION       _____________________
              WASHINGTON, D.C.  20549              |    OMB APPROVAL     |
               INITIAL STATEMENT OF                |_____________________|
        BENEFICIAL OWNERSHIP OF SECURITIES         |OMB NUMBER: 3235-0104|
                                                   |EXPIRES:             |
                                                   | SEPTEMBER 30, 1998  |
    Filed pursuant to Section 16(a) of the         |ESTIMATED AVERAGE    |
      Securities Exchange Act of 1934,             |BURDEN HOURS         |
     Section 17(a) of the Public Utility           |PER RESPONSE 0.5     |
       Holding Company Act of 1935                 |_____________________|
    or Section 30(f) of the Investment
           Company Act of 1940
   _________________________________________________________________________
   1. Name and Address of Reporting Person

     Edelman                     Martin                        L.
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     (Last)                      (First)                    (Middle)

                             900 Old Country Road
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                                (Street)

     Garden City,                  NY                          11530
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     (City)                      (State)                      (Zip)


   2. Date of Event Requiring Statement (Month/Day/Year)

               September 23, 1997
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   3. IRS OR SOCIAL SECURITY NUMBER OF REPORTING PERSON (VOLUNTARY)

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   4. Issuer Name and Ticker or Trading Symbol

               Avis Rent A Car, Inc.  "AVI"
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   5. RELATIONSHIP OF REPORTING PERSON(S) TO ISSUER (CHECK ALL APPLICABLE)
      (XX) DIRECTOR
      (  ) 10% OWNER
      (  ) OFFICER (GIVE TITLE BELOW)
      (  ) OTHER (SPECIFY TITLE BELOW)

   _________________________________________________________________________
   6. IF AMENDMENT, DATE OF ORIGINAL (MONTH/DAY/YEAR)

   _________________________________________________________________________
   7. INDIVIDUAL OR JOINT/GROUP FILING (CHECK APPLICABLE LINE)
      _X_FORM FILED BY ONE REPORTING PERSON
      ___FORM FILED BY MORE THAN ONE REPORTING PERSON

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   TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
   _________________________________________________________________________
|1. TITLE OF SECURITY|2. AMOUNT OF   |3. OWNERSHIP  |4. NATURE OF INDIRECT  |
|   (INSTR. 4)       |   SECURITIES  |   FORM DIRECT|   BENEFICIAL OWNERSHIP|
|                    |   BENEFICIALLY|   DIRECT (D) |   (INSTR. 5)          |
|                    |   OWNED       |   OR INDIRECT|                       |
|                    |   (INSTR. 4)  |   (I) (INSTR.|                       |
|                    |               |   5)         |                       |
|____________________|_______________|______________|_______________________|

   [TYPE ENTRIES HERE]


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   TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
     (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
   _________________________________________________________________________
   1. Title of Derivative Security (Instr. 4)

      Stock Option (right to buy)
   _________________________________________________________________________
   2. Date Exercisable and Expiration Date (Month/Day/Year)

              (1)                               September 23, 2007
       ----------------                         ------------------
       Date Exercisable                          Expiration Date
   _________________________________________________________________________
   3. Title and Amount of Securities Underlying Derivative Security
      Instr. 4)

      Common Stock, par value $.01 per share         50,000 shares
      --------------------------------------   -----------------------------
                   Title                         Amount of Number of Shares
   _________________________________________________________________________
   4. Conversion or Exercise Price of Derivative Security
       $17.00
   _________________________________________________________________________
   5. Ownership Form of Derivative Security: Direct(D) or Indirect(I)
      (Instr. 5)
        D
   _________________________________________________________________________
   6. Nature of Indirect Beneficial Ownership (Instr. 5)
      Not applicable

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 EXPLANATION OF RESPONSES:

   (1) The option vests in five equal annual installments, beginning on September 23, 1998.


       /s/ Martin L. Edelman                     September 30, 1997
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 **  SIGNATURE OF REPORTING PERSON                     DATE

   _____________________________

 ** INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS.
     SEE 18 U.S.C. 1001 AND 15 U.S.C. 78FF(A).

     NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED. IF SPACE PROVIDED IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE

     POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOR REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.
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